UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 26, 2009

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 13, 2009, SBA Senior Finance, Inc. (“SBASF”), a wholly-owned subsidiary of SBA Communications Corporation (“SBAC”), entered into a New Lender Supplement with Barclays Bank PLC (“Barclays”) in connection with the credit agreement for the senior secured revolving credit facility (the “Senior Credit Facility”) entered into on January 18, 2008. The New Lender Supplement added Barclays as a lender under the Senior Credit Facility. The New Lender Supplement was effective April 14, 2009 and increased the Senior Credit Facility commitments from $285.0 million to $320.0 million, of which availability is subject to compliance with certain financial ratios. All other terms of the Senior Credit Facility remain the same.

The foregoing description of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the description of the Senior Credit Facility in the Form 8-K filed with the SEC on January 24, 2008, the Credit Agreement and the Guarantee and Collateral Agreement, copies of which were previously filed with the SEC with the same Form 8-K, the New Lender Supplement with The Royal Bank of Scotland Group plc, described and filed with the SEC on Form 8-K filed on March 7, 2008, and the New Lender Supplement, attached hereto and hereby incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 26, 2009, in connection with the completion of SBAC’s year-end audit, the Compensation Committee of the Board of Directors of SBAC (the “Compensation Committee”) approved awards of stock options to each of its named executive officers. Pursuant to SBAC’s equity grant policy, the effective date of the awards was the fourth business day in March, or March 5, 2009. Messrs. Stoops, Cavanagh, Bagwell, Hunt and Silberstein received grants for 194,605, 61,628, 84,332, 84,332, and 61,628 shares, respectively, with an exercise price of $19.68, the closing price of SBAC’s Class A common stock on the grant date.

On February 26, 2009, the Compensation Committee also approved the 2009 cash bonus plans for Messrs. Stoops, Cavanagh, Bagwell and Hunt. Pursuant to the cash bonus plans, the Committee establishes target annual incentive opportunities, expressed as a percent of base salary, for each named executive officer, other than Mr. Silberstein. For each of Messrs. Stoops, Bagwell and Hunt, the target annual bonus opportunity is equal to 100% of the officer’s base salary. For Mr. Cavanagh, the target annual bonus opportunity is equal to 75% of the officer’s base salary. Achievement of SBAC’s Adjusted EBITDA targets will be the basis for 50% of each executive officer’s bonus opportunity and a subjective evaluation of the performance of the individual executive officer during fiscal 2009 will be the basis for the other 50% of each executive officer’s bonus opportunity. However, pursuant to the bonus plan, none of these executive officers may receive more than 100% of their respective target bonus. On March 19, 2009, the Compensation Committee approved the 2009 annual cash bonus plan of Mr. Silberstein, who heads our tower leasing efforts. Mr. Silberstein’s bonus is primarily determined pursuant to a formula that measures the net revenue added to our tower portfolio from new tenant leases and amendments to existing tenant leases. Mr. Silberstein’s bonus is not subject to a cap.

Item 7.01	Regulation FD Disclosure.

On April 20, 2009, SBAC issued a press release in which it reconfirmed its guidance for the quarter ended March 31, 2009. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

As described in Item 7.01 of this Report, Exhibit 99.1 is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.77	New Lender Supplement, effective April 14, 2009, entered into between SBA Senior Finance, Inc. and Barclays Bank PLC and accepted by Toronto Dominion (Texas) LLC, as Administrative Agent, and The Toronto-Dominion Bank, as Issuing Lender.

99.1	Press release issued by SBA Communications Corporation on April 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Dated: April 20, 2009